Exhibit 7.2

                           MEMORANDUM OF UNDERSTANDING

      BETWEEN NEXGEN BIOTECHNOLOGIES INC. AND GUARDIAN BIOTECHNOLOGIES INC.

THIS AGREEMENT expresses the understanding between the parties to co-operate in plant biotechnology research.

THE  PARTIES  ARE   Nexgen Biotechnologies Inc    (Here within called Nexgen)
                         Wonchon-Dong  65-1
                         Yusung  Gu,  Daejon  City
                         S.  Korea.  305  370

AND                 Guardian Biotechnologies Inc. (Here within called Guardian)
                         IPW  110-Gymnasium  Place
                         Saskatoon,  Saskatchewan.
                         Canada.  S7N  0W9

WHEREAS:

     1. Nexgen is developing plant biotechnology products in molecular farming and diagnostics for commercial applications;
     2. Guardian is also developing plant biotechnology products in molecular farming and diagnostics for commercial application;
     3. Nexgen and Guardian wish to co-operate in undertaking plant biotechnology research in the areas of molecular farming and diagnostics of mutual benefit to both of their organizations.
     4.   The  objectives  of  this  agreement  is  for  these  parties  to:

          4.1 complete joint planning to identify for the parties to work together in areas of mutual interest and benefit;
          4.2 support researcher exchanges to help facilitate the development and exchange of technology and knowledge;
          4.3 provide a framework for confidentiality, intellectual ownership and management for the parties to work together
          4.4 work together as may be agreed to by both parties as per this Agreement to develop technologies and biotechnology tools for commercial application.

Signed  by  Nexgen                    /s/  Sun  Lee  /s/
                                      ------------------
Date:  February  9,  2003             per:     Dr.  Sun  Lee
                                      CEO/President
                                      Nexgen

Signed  by  Guardian                  /s/  James  Macpherson  /s/
                                      ---------------------------
Date:  February  9,  2003             per:     Dr.  James  Macpherson
                                      General  Manager
                                      Guardian